Exhibit 10.7

KALA PHARMACEUTICALS, INC.

RESTRICTED STOCK UNIT AWARD

Inducement Grant Pursuant to Nasdaq Stock Market Rule 5635(c)(4)

Kala Pharmaceuticals, Inc. (the “Company”) hereby grants the following Restricted Stock Units. The terms of the grant are set forth in the attached Restricted Stock Unit Award Agreement (the “Agreement”).

Notice of Grant

Participant:
Date of Grant:
Number of Restricted Stock Units:
Vesting Commencement Date:
Vesting:

All vesting is dependent on the Participant continuing to be employed by, or provide services to, the Company, as provided herein, through the relevant vesting date.

The above is a summary description of certain provisions of the Agreement and is not intended to be complete. In the event any aspect of this summary conflicts with the terms of the Agreement, the terms of the Agreement shall govern.

KALA PHARMACEUTICALS, INC.

By:
Title:

I hereby accept the Restricted Stock Units described in the Agreement, and I agree to be bound by the terms of the Agreement. I hereby further agree that all the decisions and determinations of the Board and/ or Committee shall be final and binding.

Participant:
Date:

KALA PHARMACEUTICALS, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

Inducement Grant Pursuant to Nasdaq Stock Market Rule 5635(c)(4)

This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated as of date set forth on the Notice of Grant attached hereto (the “Date of Grant”), is delivered by Kala Pharmaceuticals, Inc. (the “Company”) to the individual named on the Notice of Grant attached hereto (the “Participant”).

RECITALS

A.The Restricted Stock Units are being granted to the Participant pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4) and not pursuant to the Kala Pharmaceuticals Inc. Amended and Restated 2017 Equity Incentive Plan or any other equity incentive plan of the Company as an inducement that is material to the Participant’s employment with the Company.  The Company has decided to make a Restricted Stock Unit award as an inducement for the Participant to promote the best interests of the Company and its stockholders.

B.The terms and conditions of the Restricted Stock Units should be construed and interpreted in accordance with the terms and conditions of this Agreement. This Agreement is administered and interpreted by the Compensation Committee of the Board of Directors of the Company (the “Board”) (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of this Agreement (the “Committee”). The Committee may delegate authority to one or more subcommittees as it deems appropriate.  If a subcommittee is appointed, all references in this Agreement to the “Committee” shall be deemed to refer to the committee.  For purposes of this Agreement, “Company” shall mean the Company and any of its subsidiaries where applicable.  The Board and/or Committee may correct any defect, supply any omission or reconcile any inconsistency in this Agreement in the manner and to the extent it shall deem expedient to carry the Agreement into effect and shall be the sole and final judge of such expediency.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.Grant of Restricted Stock Units.  Subject to the terms and conditions set forth in this Agreement, the Company hereby awards to the Participant the number of Restricted Stock Units as set forth on the Notice of Grant attached hereto.  The Participant accepts the Restricted Stock Units and agrees to be bound by the terms and conditions of this Agreement with respect to the award. Each vested Restricted Stock Unit entitles the Participant to receive the one share of common stock, $0.001 par value per share, of the Company (the “Company Common Stock”), as described in Section 2 below.

2.Vesting of Award/Payment of Shares.

(a)The Restricted Stock Units shall vest according to the following vesting schedule, if the Participant continues to be employed by, or provide services to, the Company (or one of its Subsidiaries) until the applicable vesting date (each, a “Vesting Date”):

Number of Restricted Stock Units Subject to Vesting Condition	Vesting Commencement Date	Vesting Condition/Date	% of Restricted Stock Units Subject to Condition Vested

(b)If and when the Restricted Stock Units vest, the Company will issue to the Participant one share of Company Common Stock for each whole Restricted Stock Unit that has vested, subject to satisfaction of the Participant’s tax withholding obligations as described in Section 4 below.  In the event that the percentage listed above would result in the vesting of partial shares, the number of Restricted Stock Units that vest on the applicable Vesting Date shall be rounded down to the nearest share. The shares of Common Stock will be issued to the Participant as soon as practicable following the Vesting Date, but in any event within 30 days of such date. The Restricted Stock Units shall cease to be outstanding upon such issuance of shares.

(c)Unless otherwise provided in a Company-sponsored plan, policy or arrangement, or any agreement to which the Company is a party, the Participant shall forfeit the unvested Restricted Stock Units in the event the Participant ceases to be employed by, or provide services to, the Company (or one of its Subsidiaries) prior to the Vesting Date.

(d)[Notwithstanding the foregoing, upon the consummation of a Change in Control Event (as defined below) prior to a Vesting Date, the Restricted Stock Units shall immediately vest.]1

(e)[For purposes of this Agreement a “Change in Control Event” is the occurrence of any of the following events: (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (1) any

[1]	Include only in RSU agreement for executive officers

acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or (ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of this Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two (2) conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or (iv) the liquidation or dissolution of the Company.]2

3.No Stockholder Rights Prior to Settlement; Issuance of Certificates. The Participant shall have no rights as a stockholder with respect to any shares of Company Common Stock represented by the Restricted Stock Units until the date of issuance of the shares of Company Common Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if applicable.  Except as otherwise required by this Agreement, no adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date, if any, that shares of Company Common Stock are issued.

[2]	Include only in RSU agreement for executive officers

4.Withholding. All obligations of the Company under this Agreement shall be subject to the rights of the Company to withhold amounts required to be withheld for any taxes, if applicable.  The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the Restricted Stock Units. At such time as the Participant is not aware of any material nonpublic information about the Company or the Company Common Stock and is not prohibited from doing so by the Company’s insider trading policy or otherwise, the Participant shall execute the instructions set forth in Schedule A attached hereto (the “Durable Automatic Sell-to-Cover Instruction”) as the means of satisfying such tax obligation unless the Participant has already executed such instruction, as determined by the Company. If the Participant does not execute the Durable Automatic Sell-to-Cover Instruction prior to an applicable vesting date, then the Participant agrees that if under applicable law the Participant will owe taxes at such vesting date on the portion of the award then vested the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. The Company shall not deliver any shares of Company Common Stock to the Participant until it is satisfied that all required withholdings have been made.

5.Changes in Capitalization or Reorganization Events.

(a)Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Company Common Stock other than an ordinary cash dividend, the number of shares of Company Common Stock subject to, and terms of, the Restricted Stock Units shall be equitably adjusted by the Company (or a substituted award may be made, if applicable) in the manner determined by the Board.

(b)Reorganization Events.

i.Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Company Common Stock is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Company Common Stock for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

ii.Consequences of a Reorganization Event on the Restricted Stock Units.

1.In connection with a Reorganization Event, the Board may take any one or more of the following actions as to the Restricted Stock Units on such terms as the Board determines (except to the extent specifically provided in another agreement between the Company and the Participant): (i) provide that the Restricted Stock Units shall be assumed, or substantially equivalent restricted stock units shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the Participant, provide that the Participant’s unvested portion of the Restricted Stock Units will be forfeited immediately prior to the consummation of such Reorganization Event, (iii) provide that the Restricted Stock Units shall become realizable, or deliverable, or restrictions applicable to the Restricted Stock Units shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Company Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to the Participant with respect to the Restricted Stock Units equal to (A) the number of shares of Company Common Stock subject to the vested portion of the Restricted Stock Units (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) any applicable tax withholdings, in exchange for the termination of the Restricted Stock Units, (v) provide that, in connection with a liquidation or dissolution of the Company, the Restricted Stock Units shall convert into the right to receive liquidation proceeds (if applicable, net of any applicable tax withholdings) and (vi) any combination of the foregoing.

2.Notwithstanding the terms of Section 5(b)(ii)(1), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 5(b)(ii)(1) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 5(b)(ii)(1), then the unvested portion of the Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

3.For purposes of Section 5(b)(ii)(1)(i), the Restricted Stock Units shall be considered assumed if, following consummation of the Reorganization Event, the Restricted Stock Units confer the right to receive, for each share of Company Common Stock subject to the Restricted Stock Units immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Company Common Stock for each share of Company Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Company Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the settlement of the Restricted Stock Units to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Company Common Stock as a result of the Reorganization Event.

6.No Employment or Other Rights. The grant of the Restricted Stock Units shall not confer upon the Participant any right to be retained by or in the employ or service of the Company (or any of its Subsidiaries) and shall not interfere in any way with the right of the Company (or any of its Subsidiaries) to terminate the Participant’s employment or service at any time.  The right of the

Company (or any of its Subsidiaries) to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

7.Delivery Subject to Legal Requirements. The obligation of the Company to deliver stock shall be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.  The issuance of shares to the Participant pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

8.Clawback. In accepting the grant of Restricted Stock Units, the Participant agrees to be bound by any clawback policy that the Company may currently have in place or may adopt in the future.

9.Amendment.  Except as otherwise provided in this Agreement, the Board may amend, modify or terminate this Agreement.  Notwithstanding the foregoing, the Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights under this Agreement or (ii) the change is permitted under Section 5 of this Agreement.

10.Acceleration.  The Board may at any time provide that the Restricted Stock Units shall become immediately vested and free from forfeiture in whole or in part.

11.Assignment and Transfers.  The rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution.  In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Stock Units or any right hereunder, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Restricted Stock Units by notice to the Participant, and the Restricted Stock Units and all rights hereunder shall thereupon become null and void.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, Subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Participant’s consent.

12.Applicable Law.  The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

13.Notice.  Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Committee, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

14.Section 409A.  This Agreement and the Restricted Stock Units granted hereunder are intended to fit within the “short-term deferral” exemption from Section 409A of the Code, as set forth in Treasury Regulation Section 1.409A-1(b)(4) or any successor provision, or to comply with, or otherwise be exempt from, Section 409A of the Code.  This Agreement and the Restricted Stock Units shall be administered, interpreted and construed in a manner consistent with Section 409A of the Code.  Each amount payable under this Agreement is designated as a separate identified payment for purposes of Section 409A of the Code.  If and to the extent (i) any portion of any payment, compensation or other benefit provided to the Participant in connection with the Participant’s employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Restricted Stock Units) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit.  The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits hereunder are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy an exemption from or the conditions of that section.

15.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Facsimile or other electronic transmission of any signed original document or retransmission of any signed facsimile or other electronic transmission will be deemed the same as delivery of an original.

16.Complete Agreement.  Except as otherwise provided for herein, this Agreement and those agreements and documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.  The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.

17.Board/ Committee Authority.  By entering into this Agreement the Participant agrees and acknowledges that all decisions and determinations of the Board and /or Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in the Award.  No director or person acting pursuant to the authority delegated by the Board and/or Committee shall be liable for any action or determination relating to or under this Agreement made in good faith.

18.Severability.  The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and each such other provision shall be severable and enforceable to the extent permitted by law.

SCHEDULE A

DURABLE AUTOMATIC SELL-TO-COVER INSTRUCTION

This Durable Automatic Sell-to-Cover Instruction (this “Instruction”), which is being delivered to Kala Pharmaceuticals, Inc. (the “Company”) by the undersigned on the date set forth below (the “Adoption Date”), relates to the Covered RSUs (as defined following my signature below). This Instruction provides for “eligible sell-to-cover transactions” (as described in Rule 10b5-1(c)(1)(ii)(D)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”)) and is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c)(1) under the Exchange Act.

I acknowledge that upon vesting and settlement of any Covered RSUs in accordance with the applicable RSU’s terms, whether vesting is based on the passage of time or the achievement of performance goals, I will have compensation income equal to the fair market value of the shares of the Company’s common stock subject to the Covered RSUs that are settled on such settlement date and that the Company is required to withhold income and employment taxes in respect of that compensation income.

I desire to establish a plan and process to satisfy such withholding obligation in respect of all Covered RSUs through an automatic sale of a portion of the shares of the Company’s common stock that would otherwise be issuable to me on each applicable settlement date, such portion to be in an amount sufficient to satisfy such withholding obligation, with the proceeds of such sale delivered to the Company in satisfaction of such withholding obligation.

I understand that the Company has arranged for the administration and execution of its equity incentive programs and the sale of securities by participants thereunder pursuant to a platform administered by a third party (the “Administrator”) and the Administrator’s designated brokerage partner.

Upon the settlement of any of my Covered RSUs after the 30th day following the Adoption Date (or if I am an officer of the Company on the Adoption Date, after the 120th day following the Adoption Date), I hereby appoint the Administrator (or any successor administrator) to automatically sell such number of shares of the Company’s common stock issuable with respect to such RSUs that vested and settled as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by me in connection with the vesting and settlement of such RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the Company shall receive such net proceeds in satisfaction of such tax withholding obligation.

I hereby appoint the Chief Executive Officer, the Chief Financial Officer and the General Counsel, and any of them acting alone and with full power of substitution, to serve as my attorneys in fact to arrange for the sale of shares of the Company’s common stock in accordance with this Instruction. I agree to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares of common stock pursuant to this Instruction.

If I have previously adopted an automatic sale or sell-to-cover instruction relating to Covered RSUs, this Instruction shall be void ab initio with respect to such Covered RSUs.

I hereby certify that, as of the Adoption Date:

(i)  I am not prohibited from entering into this Instruction by the Company’s insider trading policy or otherwise;

(ii) I am not aware of any material nonpublic information about the Company or its common stock; and

(iii) I am adopting this Instruction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.

Print Name:
Date:

Covered RSUs:

The following restricted stock units (“RSUs”) are covered by this Instruction:

The first award of RSUs granted to me on or after                          [insert date of grant of current RSUs the grant of which is triggering the execution of this Instruction; if instruction is being executed in advance of a grant of RSUs, insert the Adoption Date] and any RSUs that may, from time to time following such date, be granted to me by the Company, other than any future granted RSUs which by the terms of the applicable award agreement require the Company to withhold shares for tax withholding obligations in connection with the vesting and settlement of such RSUs, and therefore do not permit sell-to-cover transactions.